Exhibit 10.1

DATED 3 January 2016

DEED POLL OF INDEMNITY

BY ARRIS INTERNATIONAL PLC

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THIS DEED POLL is made the 3 day of January 2016 by ARRIS INTERNATIONAL PLC, being a company incorporated in England and Wales with registered number 09551763 and whose registered office is at 20-22 Bedford Row, London, England, WC1R 4JS (the “Company”).

WHEREAS the Company has agreed to provide the indemnity and funding obligation (as set out below) to those persons acting as a director of the Company and any Associated Company from time to time and named in the schedule to this Deed (the “Indemnified Persons” and each an “Indemnified Person”).

NOW THIS DEED WITNESSES AS FOLLOWS:

1.	DEFINITIONS AND INTERPRETATION

1.1	In this Deed each of the following words and expressions shall have the following meanings unless expressly stated otherwise:

“2006 Act” means the Companies Act 2006 as amended from time to time;

“Applicable Law” means any relevant legal or regulatory restriction which in any way limits or defines the scope of an indemnity or funding obligation which may be given by the Company in respect of the matters contained in this Deed;

“Application For Relief” means an application made by an Indemnified Person to the court under section 661(3), section 661(4) or section 1157 of the 2006 Act;

“Associated Company” has the meaning given in Article 125 of the Company’s articles of association;

“Board” means the board of directors of the Company;

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in London;

“Claim” has the meaning set out in clause 3.1;

“D&O Insurance” means Directors’ and Officers’ Liability Insurance;

“Final” in relation to any conviction, judgment or refusal of relief, has the meaning given in sections 234(5) of the 2006 Act;

“Funding Obligation” has the meaning set out in clause 3.2; and

“Liability” has the meaning set out in clause 3.1;

1.2	a reference to a clause or schedule (other than to a schedule to a statutory provision) shall be a reference to a clause or schedule (as the case may be) of, or to, this Deed and reference to a paragraph shall be to a paragraph of the relevant schedule;

1.3	the contents page and headings are for convenience only and shall not affect the interpretation of this Deed;

1.4	a reference to this Deed includes this Deed as amended or supplemented in accordance with its terms;

1.5	words in the singular shall include the plural and vice versa and a reference to one gender includes other genders; and

1.6	a reference to a statute, statutory provision, regulation or regulatory provision is a reference to it as amended, extended or re-enacted from time to time.

2.	D&O INSURANCE

2.1	The Company shall take reasonable steps required to purchase and maintain D&O Insurance to insure the Indemnified Persons (and, in the event of an Indemnified Person’s death, the Indemnified Person’s estate) in respect of an Indemnified Person’s appointment as a director of the Company and any Associated Company during the period of the Indemnified Person’s appointment and for at least six years thereafter, to the extent that such insurance can be obtained at such cost and on such terms as the Board considers to be reasonable.

2.2	The Company shall not be in breach of its obligations under this clause 2 where its inability to purchase and maintain D&O Insurance to insure an Indemnified Person is attributable to a failure by the Indemnified Person to comply with his obligations to any insurer or any failure to meet or comply with a condition of the coverage of the D&O Insurance is attributable to acts or omissions of the Indemnified Person.

2.3	The Company shall ensure that on request the Indemnified Person is provided with a copy, or summary of the terms, of the Company’s current D&O Insurance policy, to the extent it relates to the Indemnified Person.

3.	INDEMNITY AND FUNDING

3.1	As they are incurred, the Company agrees to indemnify the Indemnified Persons in respect of all reasonable costs, charges, losses, liabilities, damages and expenses, including those referred to in clause 3.2 (each a “Liability”) arising out of any investigation, demand, claim, action or proceeding, (whether in relation to civil or criminal proceedings or in connection with regulatory actions or investigations) brought or threatened against the Indemnified Person in any jurisdiction for negligence, default, breach of duty, breach of trust or otherwise, or relating to any Application for Relief, in respect of the Indemnified Person’s acts or omissions whilst in the course of acting or purporting to act as a director of the Company or of any Associated Company or which otherwise arises by virtue of the Indemnified Person holding or having held such a position (a “Claim”).

3.2	Without prejudice to the generality of clause 3.1, the Company agrees to provide the Indemnified Persons with reasonable funds to meet expenditure incurred or to be incurred by an Indemnified Person in defending (or in the case of an Application for Relief, making) any Claim (the “Funding Obligation”). Any funds provided under this clause 3.2 shall:

3.2.1	be requested from the Company in writing by the Indemnified Person;

3.2.2	not be subject to accrual of interest on any amount of the funds; and

3.2.3	not be subject to repayment of any amount of the funds by the Indemnified Person except as stated in clause 4.1.5.

3.3	The indemnity in this clause 3 is enduring and continues for the benefit of the Indemnified Persons notwithstanding that the Indemnified Person may cease to be a director, officer or employee of the Company or any Associated Company (as the case may be) and applies, for the avoidance of doubt, in respect of acts or omissions (and the Indemnified Person’s position as a director of the Company) both before and after the execution of this Deed.

3.4	The failure of an Indemnified Person to comply with any of clauses 4 to 6 below shall not affect the entitlement of any other Indemnified Person under this Deed.

4.	EXCLUSIONS AND LIMITATIONS

4.1	Clause 3 is subject always to the following exclusions and limitations:

4.1.1	it will not apply to any Claim or Liability to the extent prohibited by the 2006 Act;

4.1.2	it will not apply to the extent that any recovery is made by or on behalf of the Indemnified Person under any policy of insurance;

4.1.3	it will not apply to any Liability incurred by the Indemnified Person to the Company or any Associated Company;

4.1.4	it will not apply to any fines imposed on the Indemnified Person in criminal proceedings or sums payable by the Indemnified Person to a regulatory authority by way of a penalty in respect of non-compliance with any requirement of a regulatory nature (howsoever arising);

4.1.5	the Indemnified Person will not be entitled to be indemnified under clause 3 and shall repay to the Company any amount paid by the Company under the Funding Obligation or otherwise under this Deed in respect of legal or other expenses or any other Liability incurred by the Indemnified Person in defending, or in connection with, the Claim (including for the avoidance of doubt, any amount paid pursuant to clause 7.2):

(A)	in respect of any Claim brought by the Company or any Associated Company, in the event that judgment is given against the Indemnified Person in relation to that Claim;

(B)	in respect of any Claim which the Board in its absolute discretion determines as arising out of the Indemnified Person’s fraud, wilful default;

(C)	in respect of any criminal proceedings brought against the Indemnified Person, in the event that the Indemnified Person is convicted;

(D)	in respect of any Application For Relief brought by the Indemnified Person, in the event that the court refuses to grant the relief applied for,

and such repayment must be made no later than the date on which the relevant judgment becomes Final; and

4.1.6	it will not apply to any Claim against the Indemnified Person arising from any acts of the Indemnified Person which, directly or indirectly, result in the summary dismissal of the Indemnified Person by the Company or any Associated Company.

5.	NOTIFICATIONS AND CO-OPERATION

5.1	Without prejudice to clause 3, each Indemnified Person shall (unless, and to the extent, waived by the Company at its sole discretion):

5.1.1	give notice to the Company as soon as reasonably practicable after becoming aware of any Claim or any circumstance that may reasonably be expected to give rise to a Liability under this Deed;

5.1.2	as soon as reasonably practicable after a request from the Company provide the Company with written details of the Liability incurred by him, providing such level of detail, and evidence, of the Liability as may reasonably be requested by the Company;

5.1.3	not take or omit to take any action which the Indemnified Person should reasonably be aware would prejudice the Company’s ability to recover the loss in respect of the Claim or Liability under any applicable policy of insurance maintained by the Company;

5.1.4	take all steps and carry out all actions reasonably required to recover under any applicable policy of insurance and, if applicable, assist the Company in taking all steps and carrying out all actions reasonably required to obtain such recovery;

5.1.5	except where the Claim is brought by the Company or an Associated Company forward a copy of every letter, claim or other document reasonably relevant to such a Claim or Liability to the Company as soon as reasonably practicable after receipt;

5.1.6	except where the Claim is brought by the Company or an Associated Company and save as required by law, not make, or permit to be made on his behalf, any admission, compromise, release, waiver, offer or payment relating to the Claim or Liability or take any other action reasonably likely to prejudice the ability to defend such a Claim, in each case without the prior written consent of the Company; and

5.1.7	except where the Claim is brought by the Company or an Associated Company and subject to applicable law and regulation, give full co-operation and provide such information as the Company may reasonably require, and do everything that the Company may reasonably request to enable the Company to exercise its rights under clause 6.1 or be subrogated to the extent of any payment under this Deed.

6.	CONDUCT OF CLAIMS

6.1	Except where the Claim is brought by the Company or an Associated Company, the Company or the Associated Company (as the case may be) will be entitled to take over and conduct in the Indemnified Person’s name the defence or settlement of any Claim or to prosecute in his name for its own benefit any proceedings relating to a Claim.

6.2	Except where the Claim is brought by the Company or an Associated Company, if the Company or Associated Company (as the case may be) exercises its rights under clause 6.1, the Company shall:

6.2.1	consult with the Indemnified Person in relation to the conduct of the Claim or proceedings on aspects of the Claim or proceedings materially relevant to the Indemnified Person and keep the Indemnified Person reasonably informed of material developments in the Claim or proceedings, provided that the Company or Associated Company shall be under no obligation to provide any information the provision of which is reasonably likely to adversely affect the Company’s or Associated Company’s ability to claim in respect of the relevant loss under any applicable policy of insurance;

6.2.2	take into account the Indemnified Person’s reasonable requests related to the Claim or proceedings (including any settlement) on issues which may be reasonably likely to result in material damage to the Indemnified Person’s reputation; and

6.2.3	have full discretion in the conduct or settlement of any Claim or proceedings relating to such Claim provided the Indemnified Person is not required to make any contribution to the settlement and the settlement contains no admission of liability by the Indemnified Person.

7.	PAYMENTS

7.1	The Company shall, in the event that a payment is made to an Indemnified Person under this Deed in respect of a particular Liability, be entitled to recover from the Indemnified Person an amount equal to any payment received by the Indemnified Person under any policy of insurance or from any other third party source to the extent that such payment relates to the Liability, or if the payment received by the Indemnified Person is greater than the payment made under this Deed, a sum equal to the payment made under this Deed. The Indemnified Person shall pay over such sum promptly upon the Company’s request.

7.2	The Company shall pay such amount to the Indemnified Person as shall after the payment of any tax thereon leave the Indemnified Person with sufficient funds to meet any Liability to which this Deed applies. For the avoidance of doubt, when calculating the amount of any such tax the amount of any tax deductions, credits or reliefs which are or may be available to the Indemnified Person in respect of the relevant payment under this Deed received by the Indemnified Person or any payment made by the Indemnified Person to a third party in respect of the relevant Liability, but no other deductions, credits, reliefs or payments, is to be taken into account. In the event that any amount is paid to the Indemnified Person under this Deed but a tax deduction, credit or relief is (or becomes) available to the Indemnified Person in respect of the relevant payment under this Deed, or in respect of any payment made by the Indemnified Person to a third party in respect of the relevant Liability, which was not taken into account in calculating the amount payable in respect of the relevant payment under this Deed, the Indemnified Person shall make a payment to the Company of such an amount as is equal to the benefit of such deduction, credit or relief which was not taken into account.

8.	NOTICES

8.1	Unless expressly provided otherwise in this Deed, any notice required to be given under this Deed (each, a “Notice”) shall be:

8.1.1	in writing in the English language;

8.1.2	signed in manuscript by or on behalf of the party giving it; and

8.1.3	delivered by e-mail where receipt is expressly acknowledged (and not automatic) or by hand, commercial courier or by pre-paid recorded delivery to:

(A)	the Company at 3871 Lakefield Drive, Suwanee, Georgia 30024 USA, for the attention of the General Counsel; and

(B)	to an Indemnified Person at the address in the Company’s register of directors or such other address as an Indemnified Person may provide to the Company from time to time for the purposes of this Deed.

8.2	The Company or an Indemnified Person may amend the notice details set out above by giving written notice to the Indemnified Persons or the Company (as applicable) in accordance with this clause 8.

8.3	In the absence of evidence of earlier receipt, a Notice shall be deemed to have been received, and shall take effect:

8.3.1	at the time of delivery, if delivered by hand;

8.3.2	in the case of a commercial courier, on the date and at the time of signature of the courier’s delivery receipt;

8.3.3	in the case of pre-paid recorded delivery, on the date and at the time of signature of the courier’s delivery receipt,

provided that, if deemed receipt occurs before 9am on a Business Day, the Notice shall be deemed to have been received at 9am (London time) on that day, and if deemed receipt occurs after 5pm (London time) on a Business Day, or on a day which is not a Business Day, the Notice shall be deemed to have been received at 9am (London time) on the next Business Day.

8.4	For the avoidance of doubt, notices under this Deed shall not be validly served if sent by email.

9.	GENERAL

Assignment

9.1	The Company may at any time assign all or part of the benefit of, or its rights and benefits under, this Deed to any Associated Company.

9.2	An Indemnified Person may not:

9.2.1	assign, transfer, mortgage, charge, hold on trust or otherwise dispose (in any manner whatsoever) of the benefit of this Deed; or

9.2.2	subcontract or delegate in any manner whatsoever its performance under this Deed, any such purported action in contravention of this clause shall be ineffective.

Severance

9.3	If any provision or part of any provision of this Deed is or becomes invalid or unenforceable in any respect under the law of any relevant jurisdiction, such invalidity or unenforceability shall not affect:

9.3.1	the validity or enforceability in that jurisdiction of any other provision of this Deed; or

9.3.2	the validity or enforceability under the law of any other jurisdiction of that or any other provision of this Deed.

9.4	If any provision of this Deed is or becomes invalid or unenforceable in any respect under the law of any jurisdiction, but would be valid and enforceable if some part of the provision were deleted, the provision in question shall apply with such deletion as may be necessary to make it valid and enforceable.

Conflicts

9.5	In so far as the provisions of this Deed conflict with any of the provisions of any Applicable Law, the provisions of the Applicable Law shall take precedence.

Variation and waiver

9.6	The Company may amend the terms of this Deed from time to time, provided that no such amendment shall be made unless the Company shall have given to the Indemnified Persons, not less than one month prior to the date on which the Company plans to make the proposed amendment, a written notice summarising what it reasonably considers to be the material aspects of the proposed amendment. Any amendment is without prejudice to any act or omission prior to the date of such amendment or to any indemnity in favour of such person in any other document or agreement.

9.7	No waiver of any right or remedy under this Deed or provided by law shall be effective unless it is in writing and signed by either the Company or the relevant Indemnified Person(s), depending on who is granting it.

9.8	The failure to exercise, or delay in exercising, any right or remedy under this Deed or provided by law shall not:

9.8.1	constitute a waiver of that right or remedy;

9.8.2	restrict any further exercise of that right or remedy;

9.8.3	affect any other rights or remedies.

9.9	A single or partial exercise of any right or remedy shall not prevent any further or other exercise of that right or remedy or the exercise of any other right or remedy.

Termination

9.10	The Company shall be entitled to terminate this Deed in its absolute discretion on giving not less than 12 months’ notice in writing to the Indemnified Persons), upon expiry of which this Deed shall automatically terminate and the rights and obligations under this Deed shall cease save in respect to any claims or liabilities which have arisen prior to the date of termination or those which are expressly stated in this Deed to survive the termination of the engagement of the Indemnified Person.

9.11	This Deed does not modify or waive any of the duties which the Indemnified Person owes as an employee, officer or director as a matter of law or under the rules of any relevant stock exchange or other regulatory body.

Third Party Rights

9.12	No term of this Deed is enforceable under the Contracts (Rights of Third Parties) Act 1999 by a person other than the Indemnified Persons from time to time, the Company or any Associated Companies in accordance with its pursuant to clause 6.

No set off

9.13	The Parties shall pay all amounts due under this Deed in full without any set-off or counterclaim whatsoever and without any deduction or withholding, except as expressly provided in this Deed or to the extent required by any applicable law.

Counterparts

9.14	This Deed may be executed in any number of counterparts and by each party on separate counterparts. Each counterpart shall be an original, but all the counterparts shall together constitute one and the same instrument.

Entire Agreement

9.15	This Deed constitutes the entirety of any indemnity and funding obligation given by the Company to the Indemnified Persons. It supersedes and expressly terminates with immediate effect all prior arrangements between the Company and the Indemnified Persons whether written or oral which in any way purport to indemnify him in his capacity as director of the Company. It does not, however, preclude indemnification agreements by an Associated Company, benefit plan or other entity to the extent not prohibited by Applicable Law.

Confidentiality

9.16	The Company and the Indemnified Persons shall treat as strictly confidential and not disclose or use any information received or obtained as a result of entering into or performing this Deed which relates to:

9.16.1	the existence and the provisions of this Deed; or

9.16.2	the negotiations relating to this Deed.

9.17	Clause 9.16 shall not prohibit disclosure of any information if and to the extent:

9.17.1	the disclosure or use if required by law, any regulatory body or recognised stock exchange on which the shares of the Company or any Associated Company are listed;

9.17.2	the disclosure or use is required for the purpose of any judicial proceedings arising out of this Deed;

9.17.3	the disclosure is made to professional advisors of the Company or the Indemnified Person, or by the Company to its directors and employees and directors and employees of any Associated Company who need to know such information to discharge their duties, on terms that such professional advisers, directors or employees agree to keep such information confidential;

9.17.4	the information is or becomes publicly available (other than by breach of this Deed); or

9.17.5	the other party has given prior to approval to the disclosure or use,

9.17.6	provided that prior to disclosure or use by either party of any information pursuant to this clause, that party shall promptly notify the other party of such requirement.

9.18	The provisions of clause 9.16 and clause 9.17 shall continue to apply after the termination of the Indemnified Person’s appointment as a director of the Company, any Associated Company or all or any of them, without any limitation in time.

Governing Law and Jurisdiction

9.19	This Deed and any dispute or claim arising out of or in connection with it or its subject matter, existence, negotiation, validity, termination or enforceability (including non-contractual disputes or claims) shall be governed by and construed in accordance with English law.

9.20	The Courts of England shall have exclusive jurisdiction in relation to any dispute or claim arising out of or in connection with this Deed or its subject matter, existence, negotiation, validity, termination or enforceability (including non-contractual disputes or claims).

9.21	The Company and each Indemnified Person irrevocably waives any right that it may have to object to an action being brought in those Courts, to claim that the action has been brought in an inconvenient forum, or to claim that those Courts do not have jurisdiction.

SCHEDULE

(Indemnified Persons)

Dr. Jeong Kim
J. Timothy Bryan
James A. Chiddix
Robert J. Stanzione
Andrew T. Heller
Alex B. Best
David A. Woodle
Debora J. Wilson
Doreen A. Toben
Harry L. Bosco

IN WITNESS whereof this Deed Poll has been executed as a Deed and delivered on the date shown above.

Executed as a Deed by	/s/ Robert J. Stanzione
ARRIS INTERNATIONAL PLC acting by	(Signature)
Robert J. Stanzione
in the presence of:

Patrick Macken
(Name of witness)

/s/ Patrick Macken
(Signature of witness)

3871 Lakefield Drive

Suwanee, GA 30024
(Address of witness)